Exhibit 10.18.2

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of March 12, 2021 by Burlington Coat Factory Warehouse Corporation, a Florida corporation (the “Company”), and Jennifer Vecchio (“Executive”).

WITNESSETH

WHEREAS, the Company and Executive entered into that certain Amended and Restated Employment Agreement, dated as July 28, 2015 (the “Employment Agreement”);

WHEREAS, the Company and Executive entered into that certain Amendment to Employment Agreement, dated as May 19, 2017; and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Sections 4(b)(i)(4)-(5) of the Employment Agreement are amended in their entirety to read as follows:

“(4) severance pay in the aggregate amount of two (2) times the Base Salary at the time of termination or expiration, payable from the date of termination or the Expiration Date, as applicable, through the period ending on the second anniversary of the date of termination or the Expiration Date, as applicable, and (5) full continuation of Executive’s medical, dental and vision insurance benefits during the two year severance period (but only to the extent such medical, dental and vision insurance benefits were previously elected by Executive and in effect immediately prior to the date of termination of the Employment Period or Expiration Date, as applicable; to the extent any of those benefits cannot be provided by the Company during the two year severance period, the Company will provide Executive with a sum of money calculated to permit Executive to obtain the same benefits individually, grossed up for tax purposes so that Executive remains whole with such payments paid on a monthly basis during the two year period following the Executive’s termination of employment); provided, however, that, if after the date of termination of the Employment Period or Expiration Date, as applicable, and during the period when Executive is receiving continuation payments under clause (4) above or medical, dental and vision insurance benefits under clause (5) above, Executive shall receive compensation from any source for services provided by Executive which are substantially similar to services provided by Executive under this Agreement or accepts employment with a third party, (x) Executive shall give notice to the Company promptly upon entering into any such arrangement or employment together with a reasonably detailed description thereof, (y) the amounts payable to Executive pursuant to clause (4) shall be reduced by the amount of any compensation received by Executive from such third party or new employer in respect of any services to be provided by Executive to such third party or new employer during the period prior to the second anniversary of the date of termination of the Employment Period or the Expiration Date, as applicable, and (z) the medical, dental and vision insurance benefits provided pursuant to clause (5) shall immediately cease on the earlier of (i) the date Executive is first entitled to receive such benefits from Executive’s new employer (such date to be promptly reported to the Company), or (ii) the second anniversary of the date of termination or the Expiration Date, as applicable”

2.	Section 4(c) of the Employment Agreement is amended in its entirety to read as follows:

Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(2)-(5), if any, if and only if Executive has executed and delivered the Release (and no longer subject to revocation, if applicable) attached as Exhibit A within sixty days following the date of termination and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.

3.	Section 7(a) of the Employment Agreement is amended in its entirety to read as follows:

In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the course of Executive’s employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during her employment with the Company and for a period of two (2) years thereafter (the “Non-Compete Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of, or undertake any planning to engage in any of the foregoing activities in connection with, a Competing Business within any geographical area in which the Company or its Subsidiaries operates or plan to operate.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  For purposes of this Agreement, “Competing Business” means each of the following entities, together with their respective subsidiaries, affiliates, successors and assigns:  Macy’s, Inc., the TJX Companies, Inc. and Ross Stores, Inc.

4.

Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.

5.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.
6.

This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

7..

This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By: /s/ Joyce Manning Magrini

Name: Joyce Manning Magrini

Title: Executive Vice President –

          Human Resources

EXECUTIVE

/s/ Jennifer Vecchio

Jennifer Vecchio

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